Exhibit 10.1

MYREXIS, INC.

Separation Agreement

THIS SEPARATION AGREEMENT (the “Agreement”), by and between Myrexis, Inc., a Delaware corporation (the “Company”) and Wayne Laslie (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain Executive Severance and Change in Control Agreement dated February 1, 2010 (the “Change in Control Agreement”);

WHEREAS, the Company recognizes the value of the Executive’s service to the Company;

WHEREAS, the parties hereto have agreed that it is in their respective best interests to allow for the Executive to separate from the Company effective February 29, 2012 (the “Separation Date”);

WHEREAS, the Company wishes to continue to employ the Executive until the Separation Date in order to transition all or some of his duties, and desire to enter into a formal agreement to ensure that such separation proceeds in an organized and efficient fashion; and

WHEREAS, this Agreement shall become effective on the eighth (8th) day following the date on which the Executive signs it, provided that the Executive has not rescinded his acceptance prior to such date (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Separation of Employment. The parties acknowledge and agree that the Executive’s employment with the Company shall be terminated effective on the Separation Date. The parties acknowledge and agree that from and after the Separation Date, the Executive shall have no authority and shall not represent himself as an employee or agent of the Company.

2. Separation Benefits. In exchange for the mutual covenants set forth in this Agreement, the Company shall provide the Executive with the benefits set forth in this Section 2 (the “Separation Benefits”), provided the Executive (i) is not terminated by the Company for Cause and does not resign from the Company prior to the Separation Date, and (ii) executes the General Release attached hereto as Exhibit A within the time period set forth therein. Notwithstanding the foregoing, the Company may terminate the Executive’s employment for any reason prior to the Separation Date, and such earlier date shall be the “Separation Date” for purposes herein. As used herein, “Cause” means the Executive’s (i) willful and continued failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties, or (ii)

willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this Section 2, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(a) Separation Payment. Within thirty (30) days following the Separation Date, the Company shall provide the Executive with a payment (the “Separation Payment”) equal to (x) the sum of (i) six (6) months of the Executive’s gross monthly base salary as of the Effective Date (i.e., a total of $190,000), (ii) fifty percent (50%) of the Executive’s 2012 fiscal year target bonus amount (i.e., $76,000), and (iii) a pro-rata portion of the Executive’s 2012 fiscal year target bonus amount, which pro-rata portion will be calculated by multiplying the amount of the target bonus by a fraction, where the numerator is the number of full and partial months during the 2012 fiscal year in which the Executive was employed by the Company and the denominator is twelve (12); less (y) the amount of base salary paid to the Executive during the months of December 2011, January 2012 and February 2012. The Separation Payment will be paid in a single, lump-sum amount, less required withholdings.

(b) Equity. The terms and conditions of the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (the “Equity Incentive Plan”) and any agreements executed by the Executive pursuant thereto (together, the “Equity Award Agreements”), are incorporated herein by reference and shall survive the signing of this Agreement. Subject to the terms and conditions of the Equity Incentive Plan and the Equity Award Agreements, on the Separation Date, the Company agrees to accelerate the vesting of the stock options and restricted stock units granted to the Executive under the Equity Incentive Plan and the Equity Award Agreements in which the Executive would have otherwise vested had the Executive remained employed with the Company through February 28, 2013. The Executive acknowledges and agrees that following the Separation Date the Executive shall not have any right to vest in any stock options or other equity-based awards under the Equity Incentive Plan, Equity Award Agreements or any other Company stock, stock option plan, or equity-based plan (of whatever name or kind) that the Executive may have participated in or was eligible to participate in during the Executive’s employment. The Executive may exercise any unexercised vested options in accordance with the Equity Incentive Plan and the applicable Equity Award Agreement.

(c) Payment of Company Share of COBRA Premiums. In the event that the Executive chooses to exercise the Executive’s right under COBRA1/ to continue the Executive’s participation in the Company’s health and dental insurance plan and makes all timely and proper elections with respect to same under COBRA, the Company shall pay its normal share of the costs for the same health and dental insurance coverage Executive and Executive’s dependent(s) had as of the Separation Date for a period of six (6) months, to the same extent that such insurance is provided to persons then currently employed by the Company. The Executive’s co-pay, if any, shall be paid by the Executive directly to the Company’s insurer or third party COBRA administrator within seven (7) days of receipt of notice of such payment due or as scheduled under the COBRA notice. Notwithstanding any other provision of this Agreement,

1 /

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Regardless of whether the Executive signs this Agreement, the Executive shall have the right to elect to continue the Executive’s healthcare benefits pursuant to the terms and conditions of COBRA. The Executive’s eligibility for benefits under COBRA, the amount of such benefits, and the terms and conditions of such benefits, shall be determined by COBRA statutory and regulatory guidelines.

3

this obligation shall cease on the date the Executive becomes eligible to receive health and dental insurance benefits through any other employer, and the Executive agrees to provide the Company with written notice immediately upon becoming eligible for such benefits. The Executive’s acceptance of any payment on the Executive’s behalf or coverage provided hereunder shall be an express representation to the Company that the Executive has no such eligibility under another employer’s group health and dental plan. Executive will be mailed a COBRA packet at Executive’s last known address following the Separation Date. Such packet will contain additional information about Executive’s COBRA rights and responsibilities.

(d) Acknowledgement of Amounts Owed. The Executive acknowledges and agrees that the Separation Benefit is not otherwise due or owing to the Executive under any Company employment agreement (oral or written) or policy or practice, and that the Separation Benefit is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. The Executive further acknowledges that except for: (i) the Separation Benefit, (ii) the Executive’s final wages and accrued but unused vacation (which shall be paid in accordance with the Company’s regular payroll practices and applicable law), and (iii) the Executive’s equity vesting as described in Section 2(b), the Executive shall not be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, stock, stock options, or any other form of equity, compensation or benefit. The Company and the Executive hereby acknowledge and agree that the Change in Control Agreement is terminated effective on the Effective Date and shall be of no further force and effect following the Effective Date.

3. The Executive’s Release of Claims.

(a) Release. The Executive hereby agrees and acknowledges that by signing this Agreement and accepting the good and valuable consideration provided for in this Agreement, the Executive is waiving and releasing the Executive’s right to assert any form of legal claim against the Company2/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. The Executive’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the generality of the foregoing, the Executive specifically waives and releases the Company from any waivable claim arising from or related to the Executive’s employment relationship with the Company up through the Effective Date including, without limitation; (i) Claims under any Utah (or any other state) or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date), including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights

2 /

For purposes of this section, the “Company” means Myrexis, Inc. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, and any similar Utah or other state or federal statute; (ii) Claims under any other Utah (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, and any similar Utah or other state or federal statute; (iii) Claims under any Utah (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract (including but not limited to Claims arising out of the Change in Control Agreement), promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iv) any other Claim arising under other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) waive or release any Claims which the Executive may not waive or release by law, including without limitation obligations under workers compensation laws; or (iii) prohibit the Executive from challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. The Executive’s waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to the Executive with respect to any Claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that the Executive’s signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to the Executive under this Agreement in the event the Executive successfully challenges the validity of this release and prevails in any Claim under federal discrimination laws.

(c) Acknowledgement. The Executive acknowledges and agrees that, but for providing the waiver and release in this section, the Executive would not be receiving the economic benefits being provided to the Executive under the terms of this Agreement.

4. ADEA/OWBPA Review and Revocation Period. The Executive and the Company acknowledge that the Executive is over the age of 40 and that the Executive, therefore, has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that the Executive fully understands the provisions and effects of this Agreement, which include a release of claims under the ADEA and OWBPA. To that end, the Executive has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. In addition, consistent with the provisions of the ADEA and OWBPA, the Company also is providing the Executive with twenty one (21) days in which to consider and accept the terms of this

Agreement by signing and returning it to the Company pursuant. Additionally, the Executive may rescind the Executive’s assent to this Agreement if, within seven (7) days after the Executive signs this Agreement, the Executive delivers by hand or sends by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company pursuant to Section 7(a) below. The effective date of the Executive’s release of Claims under the ADEA and the OWBPA shall be the eighth (8th) day following the date on which the Executive signs it, provided that the Executive has not rescinded his acceptance prior to such date.

5. Waiver of Employment. The Executive hereby waives and releases forever any right or rights the Executive may have to employment with the Company and any affiliate thereof at any time following the Separation Date.

6. Taxes.

(a) If the Separation Benefit (or any portion thereof) constitutes “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”), then any termination of the Executive’s employment triggering payment of the Separation Benefit must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any portion of the Separation Benefit that constitutes non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. If the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any Separation Benefit (or portion thereof) that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date the separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date the separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date as a Separation Benefit under this Agreement. I it is intended that each installment of the Separation Benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A and neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) The parties intend this Agreement to be in compliance with or otherwise exempt from Section 409A. Notwithstanding any other provision of this Agreement, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(c) The Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A. The Executive shall be solely liable and shall hold the Company harmless with respect to any such tax treatment or tax consequences.

7. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the Executive shall be sent to the last known address in the Company’s records or such other address as the Executive may specify in writing. Notices to the Company shall be sent to Attention: Chair, Board of Directors, Myrexis, Inc., 305 Chipeta Way, Salt Lake City Utah 84108, or to such other Company representative as the Company may specify in writing, with a copy to Jonathan L. Kravetz, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts, 02111.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which the Executive is or was principally involved. The Executive may not assign the Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the state of Utah, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the state of Utah or of the United States of America for the District of Utah. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY

AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements (or sections thereof) specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (including, but not limited to, the Change in Control Agreement). No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

(i) If the foregoing correctly sets forth the parties’ understanding, the Executive shall sign, date and return the enclosed copy of this Agreement pursuant to Section 7(a) within twenty one (21) days. If the Company does not receive the Executive’s acceptance on or before this date, the Agreement shall terminate and be of no further force or effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WAYNE LASLIE	MYREXIS, INC.

Printed Name	Robert J. Lollini Printed Name

/s/ Wayne Laslie Signature	/s/ Robert J. Lollini Signature

12-13-11 Date	12-13-11 Date

EXHIBIT A

General Release

1. General Release. In consideration of the Separation Benefits to be provided under that certain Separation Agreement, dated             , (the “Agreement”), Wayne Laslie (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Myrexis, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

(a) rights of the Executive under this General Release and the Agreement;

(b) rights of the Executive relating to equity awards held by the Executive as of his or her Separation Date (as defined in the Agreement);

(c) the right of the Executive to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 in accordance with applicable law;

(d) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Separation Date in accordance with applicable Company policy; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Separation Date pursuant to applicable Company policy.

2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. No Complaints or Other Claims. The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6. Conditions of General Release.

(a) Terms and Conditions. From and after the Separation Date, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b) Confidentiality. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release). This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company.

2

(c) Return of Company Material. The Executive represents that he or she has returned to the Company all Company Material (as defined below). For purposes of this Section 6(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or Executive benefits.

(d) Cooperation. Following the Separation Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(e) Nondisparagement. The Executive acknowledges and agrees that he shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s products, services, businesses, finances, financial condition, capabilities or other characteristics.

(f) Ownership of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation. The Executive expressly acknowledges and agrees that Sections 3, 4, 5, 6 and 7 of his July 1, 2009 employment agreement with the Company (the “Employment Agreement”) are incorporated herein by reference, and shall survive the execution of this General Release in full force and effect pursuant to their terms.

(g) No Representation. The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him or her and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(h) Injunctive Relief. In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7. Voluntariness. The Executive agrees that he or she is relying solely upon his or her own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his or her own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.

3

8. Legal Counsel. The Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

9. Complete Agreement/Severability. Other than the agreements and/or obligations specifically referenced as surviving herein, this General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Acceptance. The Executive acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this General Release at any time within the twenty-one (21) day period following the Separation Date by signing the General Release and returning it to the Company. The Executive may not accept this General Release prior to the Separation Date.

11. Revocability. This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it. The Executive may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

12. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

[signature page follows]

4

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

EXECUTIVE

Date:

Name:

5